Exhibit 10.7

TRANSACTION AWARD AGREEMENT1

This TRANSACTION AWARD AGREEMENT (this “Agreement”), made as of this ___ day of ____, 20__, between the Parent Company (as defined below) and __________________ (the “Participant”), is made pursuant to the terms of the Merger Agreement (as defined below) in exchange for an outstanding award of restricted stock units (“RSUs”) issued to the Participant under the Towers, Perrin, Forster & Crosby, Inc. Restricted Stock Unit Plan (the “Plan”).

WHEREAS, Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) adopted the Plan to provide appropriate incentives to a designated, broad-based group of employees of Towers Perrin and to retain the services of such persons in the event of a Change in Control.

WHEREAS, Towers Perrin and the Participant are parties to a Restricted Stock Unit Award Agreement issued pursuant to the Plan (the “RSU Award Agreement”), pursuant to which the Participant has received an award of restricted stock units with respect to Towers Perrin Stock, payable in the form of a Transaction Award upon the closing of a Change in Control.

WHEREAS, the Towers Watson Merger has been consummated, which constitutes a Change in Control for purposes of the Plan, and pursuant to which the Parent Company is the surviving corporation and the ultimate parent corporation of the combined entities in the merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby covenant and agree as follows:

Section 1. Definitions.

(a)	“Change in Control” means the closing of any merger, consolidation, or other business combination transaction of Towers Perrin with or into another corporation, entity or person. Notwithstanding the foregoing, any such transaction will not be deemed to be a Change in Control for purposes of the Plan unless such transaction meets the requirements of Section 409A(a)(2)(A)(v) of the Code.

(b)	“Class A Stock” means the Class A common stock, par value $0.01 per share, of the Parent Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Dollar-Denominated Award Holders” mean employees of Towers Perrin and its subsidiaries who hold award letters from Towers Perrin entitling such employees to receive, upon certain triggering events (including consummation of the transactions contemplated by the Merger Agreement), awards of additional

[1]	This form of award agreement is based on Restricted Stock granted in the U.S. The form of award may be adjusted for awards in foreign jurisdictions.

compensation, payable in the form of cash or restricted stock, in each case with a minimum value equal to the guaranteed dollar amount set forth in the underlying award letter provided to the individual employee.

(e)	“Expiring Awards” mean, collectively, all outstanding (i) warrants and other rights of employees of Towers Perrin and its subsidiaries to purchase shares of Towers Perrin Stock and (ii) award letters from Towers Perrin to certain of its and its subsidiaries’ employees, which entitle such employees to awards of additional compensation payable in cash or restricted stock units of Towers Perrin, in the event that Towers Perrin completes an initial public offering by December 31, 2009.

(f)	“Parent Company” means Jupiter Saturn Holding Company (which is expected to be renamed “Towers Watson & Co.” upon closing of the Towers Watson Merger), a Delaware corporation.

(g)	“Plan Participant” means an employee of Towers Perrin or any of its subsidiaries who has been granted a right to receive a restricted stock award, in shares of Class A Stock, and, for the avoidance of doubt, shall include the Participant.

(h)	“Merger Agreement” means the Agreement and Plan of Merger among Watson Wyatt Worldwide, Inc., Towers Perrin, Parent Company, Jupiter Saturn Pennsylvania Inc., and Jupiter Saturn Delaware Inc., dated as of June 26, 2009, as the same may be amended from time to time in accordance with its terms.

(i)	“Parent Board” means the Board of Directors of the Parent Company.

(j)	“Towers Perrin Stock” means the common stock of Towers, Perrin, Forster & Crosby, Inc. par value $0.50 per share.

(k)	“Towers Watson Merger” means, collectively, the “Towers Perrin Merger” and the “Watson Wyatt Merger”, each as defined in the Merger Agreement.

(l)	“Transaction Award” means, with respect to any Plan Participant, the award provided to such Plan Participant upon settlement of his or her RSU Award Agreement pursuant to the Merger Agreement, as described more fully in Section 2 hereof.

Section 2. Transaction Award. The Parent Company hereby grants to the Participant, effective as of the date first set forth above (the “Date of Grant”), on the terms and conditions set forth in this Agreement, a restricted stock award of [        ] shares (the “Restricted Shares”) of restricted Class A Stock. The Participant has received this Transaction Award as full payment under the RSU Award Agreement, and the Participant acknowledges and agrees that no other benefits shall accrue and no other payments shall be made to the Participant with respect to the RSU Award Agreement. As a condition to receiving this Transaction Award, the Participant shall execute and deliver this Agreement to the Parent Company by the earlier of (i) 60 days after the Date of Grant and (ii) termination of the Participant’s employment with the Parent Company and its subsidiaries.

In the event that the Participant fails to properly execute and deliver this Agreement to the Parent Company by such time, then as of such time all of the Participant’s rights with respect to this Transaction Award shall terminate and the entire Transaction Award shall be deemed forfeited as described in Section 4(a) hereof, as if the Participant voluntarily terminated his or her employment with the Parent Company and its subsidiaries at such time.

Section 3. Vesting of Award. Subject to the provisions of Section 4 hereof, the Restricted Shares shall become vested and nonforfeitable with respect to one-third of such shares on each of the first three (3) anniversaries of ____ __, 20__, which is the closing date of the Towers Watson Merger (the “Closing Date”), subject to the condition that the Participant remains employed by the Parent Company or any of its subsidiaries on each such date. In the case of any fractional share resulting from vesting of Restricted Shares in accordance with this Section 3 or Section 4, the Participant shall, in lieu of such fractional share, receive a cash payment in an amount to be determined under Section 2.5(e) of the Merger Agreement.

Section 4. Termination of Employment, Death or Disability.

(a) General. If the Participant’s employment with the Parent Company or any of its subsidiaries is terminated, all of the Restricted Shares that have not yet become vested in accordance with Section 3 hereof (the “Unvested Shares”) as of the date of such termination shall be, subject to the provisions of Sections 4(b), 4(c) and 4(d) hereof, automatically forfeited upon such termination.

(b) Death. If the Participant dies all of the Participant’s Unvested Shares will automatically become fully vested and nonforfeitable.

(c) Disability. If the Participant’s employment with the Parent Company or any of its subsidiaries is deemed to be terminated by reason of the Participant’s Disability, all of the Participant’s Unvested Shares will automatically become fully vested and nonforfeitable. For purposes of this Agreement, the Participant’s employment shall be deemed to be terminated by reason of the Participant’s Disability when the Participant begins receiving benefits under the terms of the long term disability plan maintained by the Parent Company or any of its subsidiaries.

(d) Termination Without Cause. Notwithstanding the foregoing provisions of this Section 4, (i) in the event that the Participant’s employment is terminated without Cause (as defined in Section 4(e) hereof) by the Parent Company or any of its subsidiaries prior to the first anniversary of the Closing Date, upon such termination one-third of the Restricted Shares will be forfeited and the remaining Restricted Shares held by the Participant will automatically become fully vested and nonforfeitable, and (ii) in the event that the Participant’s employment is terminated without Cause by the Parent Company or any of its subsidiaries on or after the first anniversary of Closing Date but on or before the third anniversary of such event, none of the Restricted Shares will be forfeited, and all such shares will automatically become fully vested and nonforfeitable upon such termination; provided, however, that this Section 4(d) shall not apply to the voluntary termination by the Participant of his or her employment with, or the termination of the Participant’s employment for Cause by, the Parent Company or any of its subsidiaries.

[Alternative paragraph (d) for Dollar-Denominated Award Holders]. [Notwithstanding the foregoing provisions of this Section 4, in the event that the Participant’s employment is terminated without Cause (as defined in Section 4(e) hereof) by the Parent Company or any of its subsidiaries, none of the Restricted Shares then held by the Participant will be forfeited, and all such Restricted Shares will automatically become fully vested and nonforfeitable upon such termination.]

(e) Definition of Cause. The term “Cause” shall mean, with respect to the Participant, any of the following, provided, that such definition shall not in any manner change or modify the terms of employment of the Participant, restrict or impede the ability of the Parent Company or any of its Subsidiaries (as defined in the Merger Agreement) to terminate the employment of the Participant, or confer any rights (other than the vesting of shares as set forth herein) upon the Participant with respect to the termination of his or her employment with the Parent Company or any of its Subsidiaries:

(i) The Participant’s commission of theft, embezzlement, any other act of material dishonesty relating to his or her employment with the Parent Company or any of its Subsidiaries, or any material violation of any law applicable to the Parent Company or any Subsidiary at which the Participant was employed at the time of such violation;

(ii) The Participant’s conviction of, or pleading guilty or nolo contendere to, a felony or to any lesser crime having as its predicate element fraud, dishonesty, misappropriation or moral turpitude;

(iii) The Participant’s commission of an act or acts in the performance of his or her duties amounting to willful misconduct; or

(iv) The Participant’s material breach of a material written policy of the Parent Company or any of its Subsidiaries at which he or she was employed at the time of such breach, and failure to cure such breach within thirty (30) days after receiving written notice thereof from the Parent Company; provided, that such breach is of the type that would normally be viewed as a breach that could be cured by the employee.

Section 5. RSU Adjustment. The number of shares of Class A Stock that comprise the Transaction Award with respect to each RSU has been increased or decreased, pro rata for each Plan Participant based on the number of RSUs that he or she held, as necessary to ensure that the aggregate number of shares of Class A Stock received by all Plan Participants with respect to their RSUs equals (x) ten percent (10%) of the aggregate number of shares of voting common stock of the Parent Company received by all Plan Participants and holders of Towers Perrin Stock in the Towers Watson Merger minus (y) the aggregate number of shares of Parent Company stock to be received in the Towers Watson Merger by the Dollar-Denominated Award Holders.

Section 6. Rights as a Stockholder; Dividends. Subject to the otherwise applicable provisions of this Agreement, the Participant will have all rights of a stockholder with respect to the Restricted Shares both prior to and following vesting, including the right to vote the Restricted Shares and receive all dividends and other distributions paid or made with respect thereto (subject to tax withholding requirements to the extent provided in Section 12 hereof).

Notwithstanding the foregoing, any cash or in-kind dividends or dividends of other property paid with respect to any Unvested Shares shall be deposited with the Parent Company and shall be subject to the same restrictions on transferability and forfeitability as the Unvested Shares with respect to which they were paid. Any such dividends shall be paid to the Participant, without interest, only if such Unvested Shares become vested and shall be paid no later than 10 days following the date on which the applicable Restricted Shares become vested; provided, that in the event of a rights offering in which the shares of Class A Stock are entitled to participate, the Participant shall be entitled to subscribe for and purchase any securities made available in such rights offering with respect to all Restricted Shares, whether or not such Restricted Shares are vested.

Section 7. Restrictions on Transfer. Neither this Agreement nor any of the Restricted Shares may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, otherwise than to the Parent Company, unless as of the date of any such sale, assignment, transfer, encumbrance, hypothecation or pledge, such Restricted Shares to be thus disposed of have become vested in accordance with Section 3 hereof. The Restricted Shares delivered pursuant to this Agreement may, in the sole discretion of the Parent Board, be in book-entry form or in certificates registered in the Participant’s name. If the Parent Company delivers certificates, such certificates will bear a legend to give appropriate notice of the nontransferability or assignability of such shares pursuant to this Section. A stop-transfer order against the Restricted Shares (whether issued in certificated or book-entry form) will be placed by the Parent Company with its transfer agents and registrars for so long as such Restricted Shares remain subject to the restrictions contained herein.

Section 8. Termination of Expiring Awards. As a condition to the receipt of the Restricted Shares, the Participant acknowledges that any Expiring Awards held by the Participant shall have terminated pursuant to their terms upon the Closing Date and/or are hereby cancelled and of no further force or effect.

Section 9. Investment Representation. The Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Parent Company that the Restricted Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Participant shall provide the Parent Company with such further representations and warranties as the Parent Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Restricted Shares shall be acquired unless and until the Parent Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Parent Board has received evidence satisfactory to it that the Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Parent Board shall be final, binding and conclusive. The Parent Company reserves the right to legend any certificate for shares of Class A Stock, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

Section 10. Adjustments. In the event of a dividend, distribution, merger, stock split, reverse stock split, recapitalization, reorganization, consolidation or other change or event affecting or related to the Class A Stock, if the Parent Board shall determine that such change equitably requires an adjustment or adjustments in the number or kind of shares of restricted Class A Stock subject to this Agreement, such adjustments shall be made by the Parent Board in its sole discretion and shall be conclusive and binding for all purposes.

Section 11. No Right of Continued Employment. Nothing in this Agreement shall confer upon the Participant any right to continue as an employee of the Parent Company or to interfere in any way with any right of the Parent Company to terminate the Participant’s employment at any time.

Section 12. Section 83(b) Election (for U.S. employees only2); Tax Withholding.

(a) The Participant may make an election under Section 83(b) of the Code with respect to the Restricted Shares by filing a copy of such election with the Parent Company within 30 days of the Date of Grant. If the Participant makes an election under Section 83(b) of the Code, the grant of Restricted Shares shall be conditioned upon the prompt payment by the Participant to the Parent Company of an amount in cash equal to the applicable federal, state and local income taxes and other amounts required by law to be withheld (the “Withholding Taxes”) in connection with such election. The Participant shall not be entitled to make an election under Section 83(b) of the Code if the amount required to be withheld is not to be paid in cash. If the Participant does not make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, the Participant shall pay to the Parent Company the Withholding Taxes with respect to the Restricted Shares, upon the lapse of the vesting restrictions and, with respect to any accrued dividends, upon the payment of such dividends. The lapse of such vesting restrictions and the payment of such dividends or distributions shall be conditioned upon the prior payment of the applicable Withholding Taxes by the Participant.

(b) The Parent Company shall be entitled to withhold on any amount payable pursuant to the RSU Award Agreement, this Agreement or any other document relating to the grant or issuance of RSUs or the Restricted Shares, as required by any applicable law. Unless agreed by the Participant and the Parent Company prior to vesting, the Parent Company will retain a sufficient number of shares to satisfy the Withholding Taxes at the applicable supplemental withholding rates. For purposes of the Withholding Taxes, (i) if the vesting date is a business day, the Restricted Shares shall be valued at the closing price of the shares on the principal securities exchange on which such shares are traded on such vesting day, and (ii) if the vesting date is not a business day, the Restricted Shares shall be valued at the closing price on the first preceding business day. Subject to the limitations of applicable law, the Participant hereby also consents, to the extent necessary, to the collection of the Withholding Taxes by the Parent Company from the Participant’s regular paychecks.

[2]	The Section 83(b) election is for U.S. employees only, regardless of location, including U.S. citizens working abroad for non-U.S. entities. There may be comparable filings in foreign jurisdictions.

Section 13. Non-Disclosure and Non-Solicitation [U.S. only and select Non-U.S. jurisdictions]. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving this Transaction Award, the Participant agrees to execute and deliver a Non-Disclosure and Non-Solicitation Agreement to the Parent Company, in the form attached hereto as Exhibit A, within the time period specified therein. If the Participant fails to execute and deliver such agreement, the Participant agrees that the Participant shall not be entitled to receive the Transaction Award provided under this Agreement.

Section 14. Notices. Any notice hereunder by the Participant shall be given to the Parent Company in writing and such notice shall be deemed duly given only upon receipt thereof by the [General Counsel] of the Parent Company. Any notice hereunder by the Parent Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Parent Company at the time of such Notice.

Section 15. Construction. This Agreement is entered into, and the Restricted Shares hereunder are granted by the Parent Company, pursuant to the Merger Agreement. A copy of the Merger Agreement can be obtained from the Corporate Secretary of the Parent Company or is available online at [            ]. The Participant accepts the Restricted Shares hereunder subject to all terms and provisions of the Merger Agreement, which is incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Merger Agreement, the Merger Agreement will govern and prevail, and any such conflicting provisions of such this Agreement shall automatically be deemed amended accordingly. The construction of and decisions under the Merger Agreement and this Agreement are vested in the Parent Board, whose determinations shall be final, conclusive and binding upon the Participant. Without limiting the generality of the foregoing, as long as the Merger Agreement is in effect, no Transaction Award shall be granted in a manner that is inconsistent with the terms of the Merger Agreement, including, without limitation, requirements as to vesting and forfeiture of Transaction Awards.

Section 16. Administration. The Parent Board shall have full authority to (i) interpret and construe all provisions of this Agreement and (ii) resolve all questions of fact arising under this Agreement. Decisions of the Parent Board shall be final and binding on the Participant. No member of the Parent Board shall have any liability for any action taken or determination made in good faith under this Agreement. The Parent Board, in its sole discretion, and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Agreement to the Parent Company’s chief executive officer, to a committee of officers of the Parent Company or to a committee of the Parent Board.

Section 17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding the choice of law rules thereof. The parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the U.S. federal and state courts of competent jurisdiction located in the State of Delaware and any appellate court from any such court, for the resolution of any disputes, actions, suits or proceedings arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding relating thereto except in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable laws, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING REGARDING THIS AGREEMENT OR ANY PROVISION HEREOF.

Section 18. Amendment. This Agreement may not be amended, modified or supplemented in any manner, wither by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Parent Company and the Participant

Section 19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Parent Company.

Section 21. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

TOWERS WATSON & CO.

By:

[PARTICIPANT]

Signature of [PARTICIPANT]

Print Name

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